Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $13.2 Million
Reported Adjusted EBITDA of $1.5 million

Hackensack, NJ – March 15, 2022 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative AI-driven pharmaco-pheno-multiomic integration, today announced its financial results for its third quarter of fiscal 2022, ended January 31, 2022.

Third Quarter and Recent Highlights:

•Record quarterly revenue of $13.2 million, an increase of 22% year over year
•Reported adjusted EBITDA of $1.5 million
•Gross margin for the nine months ended January 31, 2022 improved to 52%
•Signed co-development discovery partnerships with Fannin Innovation Studio and Gigamune

Ronnie Morris, CEO of Champions, commented, “Our third quarter results represent an execution of our long term strategy to deliver strong growth in our core business while driving key strategic initiatives forward by investing in therapeutic discovery. The co-development deals signed this quarter represent meaningful progress in our discovery efforts and provides external validation of our platform.”

David Miller, CFO of Champions, said, "We achieved another quarterly revenue record reaching $13.2 million, which represents a year over year increase of 22% and positions the company to achieve the 15% - 20% revenue growth guidance for fiscal 2022. Additionally, we exceeded 50% gross margin for the third sequential quarter demonstrating the leverage in our core business.”

Third Fiscal Quarter Financial Results

Exhibit 99.1
For the third quarter of fiscal 2022, revenue increased 22% to $13.2 million compared to $10.8 million for the third quarter of fiscal 2021. The increase in revenue was due to continued demand and growth for our pharmacology studies, including in-vivo, ex-vivo and biomarker services. Total costs and operating expenses for the third quarter of fiscal 2022 were $12.4 million compared to $9.8 million for the third quarter of fiscal 2021, an increase of $2.5 million or 25.8%.

For the third quarter of fiscal 2022, Champions reported net income from operations of $830,000, including $310,000 in stock-based compensation and $396,000 in depreciation and amortization expenses, compared to net income from operations of $982,000, inclusive of $232,000 in stock-based compensation and $297,000 in depreciation and amortization expenses, in the third quarter of fiscal 2021. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported adjusted EBITDA of $1.5 million for both the third quarter of fiscal 2022 and the third quarter of fiscal 2021.
Cost of oncology solutions was $6.4 million for the three-months ended January 31, 2022, an increase of $1.8 million, or 38.6% compared to $4.6 million for the three-months ended January 31, 2021. For the three-months ended January 31, 2022, gross margin was 51.4% compared to 57.2% for the three-months ended January 31, 2021. The increase in cost of sales was primarily related to compensation and lab supply expenses resulting from the increase in study volume. Cost of sales for the third quarter of fiscal year 2021 was atypically low resulting in a temporary, inflated gross margin. The decrease in gross margin from the third quarter of fiscal year 2021 does not represent a systemic decline.

Research and development expense for the three-months ended January 31, 2022 was $2.2 million, an increase of $302,000 or 16.1%, compared to $1.9 million for the three-months ended January 31, 2021. The increase was primarily the result of increased investment in our therapeutic target discovery platform. Sales and marketing expense for the three-months ended January 31, 2022 was $1.5 million, an increase of $57,000, or 3.8%, compared to $1.5 million for the three-months ended January 31, 2021. General and administrative expense for the three-months ended January 31, 2022 was $2.2 million, an increase of $391,000, or 21.3%, compared to $1.8 million for the three-months ended January 31, 2021. The increase was primarily due to an increase in compensation and IT related expenses for infrastructure investment to support business growth.

Net cash generated from operating activities for the quarter was $4.3 million resulting from increased operating income excluding stock-based compensation and other non-cash related expenses and an increase in deferred revenue stemming from our bookings growth. Net cash used in investing activities was $404,000 primarily from investment in additional lab equipment and software development. The Company ended the quarter with a strong cash position of $8.7 million and no debt.

Year-to-Date Financial Results

For the first nine months of fiscal 2022, revenue increased 19% to $36.2 million compared to $30.5 million for the first nine months of fiscal 2021. The increase in revenue was due to the expansion of our platforms, business lines, and demand for our services. Total costs and operating expenses for the first nine months of fiscal 2022 were $35.3 million compared to $29.5 million for the first nine months of fiscal 2021, an increase of $5.9 million or 20%.

Exhibit 99.1
For the first nine months of fiscal 2022, Champions reported net income from operations of $918,000, including $724,000 in stock-based compensation and $1.1 million in depreciation and amortization expenses, compared to income from operations of $1.0 million, inclusive of $437,000 in stock-based compensation and $881,000 in depreciation and amortization expenses, in the first nine months of fiscal 2021. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported adjusted EBITDA of $2.7 million for the first nine months of fiscal 2022 compared to non-GAAP income from operations of $2.3 million in the first nine months of fiscal 2021.
Cost of oncology solutions was $17.4 million for the nine-months ended January 31, 2022, an increase of $1.8 million, or 11.6% compared to $15.6 million for the nine-months ended January 31, 2021. The increase was attributable to an increase in compensation and lab supply expenses due to our increase in study volume. For the nine-months ended January 31, 2022, gross margin was 51.9% compared to 48.8% for the nine-months ended January 31, 2021. The improvement in gross margin was the direct result of decreasing the Company’s reliance on outsourcing and leveraging revenue growth over the fixed cost component of cost of sales.

Research and development expense for the nine-months ended January 31, 2022 was $6.8 million, an increase of $1.7 million or 32.4%, compared to $5.1 million for the nine-months ended January 31, 2021. The increase was primarily from increased investment in our therapeutic target discovery platform. Sales and marketing expense for the nine-months ended January 31, 2022 was $4.8 million, an increase of $716,000, or 17.7%, compared to $4.0 million for the nine-months ended January 31, 2021. The increase was primarily due to compensation expense driven by the continued investment in expanding our business development teams. General and administrative expense for the nine-months ended January 31, 2022 was $6.4 million, an increase of $1.7 million, or 35.6%, compared to $4.7 million for the nine-months ended January 31, 2021. The increase was primarily due to an increase in compensation as well as an increase in IT related expenses to support the overall infrastructure growth of the organization.

Net cash provided by operating activities was $5.7 million for the nine-months ended January 31, 2022. The cash generated from operating activities was primarily due to increased operating income excluding stock-based compensation, depreciation and amortization expenses. Net cash used in investing activities was $1.9 million and was primarily from investment in additional lab equipment and software development. Net cash provided by financing activities was approximately $191,000 generated from option exercise activity.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its third quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 692343 ten minutes ahead of the call.
Full details of the Company’s financial results will be available by Wednesday, March 16, 2022 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net income to Non-GAAP net income for an explanation of the amounts excluded to arrive at Non-GAAP net income and related Non-GAAP earnings per share amounts for the three and nine months ended January 31, 2022 and 2021. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and

Exhibit 99.1
trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and Non-GAAP earnings per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings per share amounts as Non-GAAP net earnings divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings and Non-GAAP diluted earnings per share may differ from similarly named measures used by other companies.
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and stock-based compensation expenses. Adjusted EBITDA represents a measure that Champions believes is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. The Company's management also believes that adjusted EBITDA is useful in evaluating our core operating results. However, adjusted EBITDA is considered to be Non-GAAP in nature and should not be considered an alternative to net income or operating income as an indicator of Company operating performance or to net cash provided by operating activities as a measure of its liquidity. The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the Company's industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items.

About Champions Oncology, Inc.

Champions Oncology is a data-driven research organization, with headquarters in the United States, that develops innovative therapeutics against cancer targets, offers ground breaking research software as a service, and provides end-to-end R&D services to biopharma organizations. Champions Oncology is actively engaged in the transformation of drug discovery through a novel approach of pharmaco-pheno-multiomic integration. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2021 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
Net income - GAAP	$787	$959	$892	$1,035
Less:
Stock-based compensation	310	232	724	437
Net income - Non-GAAP	$1,097	$1,191	$1,616	$1,472

Reconciliation of GAAP EPS to Non-GAAP EPS (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
EPS – GAAP, basic	$0.06	$0.07	$0.07	$0.08
Less:
Effect of stock-based compensation on EPS	0.02	0.02	0.05	0.03
EPS - Non-GAAP, basic	$0.08	$0.09	$0.12	$0.11

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
EPS – GAAP, diluted	$0.05	$0.07	$0.06	$0.07
Less:
Effect of stock-based compensation on EPS	0.02	0.02	0.05	0.03
EPS - Non-GAAP, diluted	$0.07	$0.09	$0.11	$0.10

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
Oncology services revenue	$13,193	$10,812	$36,232	$30,476
Cost of oncology services	6,406	4,623	17,411	15,603
Research and development	2,181	1,879	6,783	5,125
Sales and marketing	1,549	1,492	4,764	4,048
General and administrative	2,227	1,836	6,356	4,686
Income from operations	830	982	918	1,014
Other income (expense), net	(32)	(8)	11	64
Income before provision for income taxes	798	974	929	1,078
Provision for income taxes	11	15	37	43
Net income	$787	$959	$892	$1,035

Net income per common share outstanding
basic	$0.06	$0.07	$0.07	$0.08
and diluted	$0.05	$0.07	$0.06	$0.07

Weighted average common shares outstanding
basic	13,500,444	13,371,613	13,170,880	12,974,470
and diluted	14,387,009	14,507,155	14,178,082	14,510,280

Condensed Consolidated Balance Sheets

	January 31, 2022	April 30, 2021
	(unaudited)
Cash	$8,701	$4,687
Accounts receivable, net	8,563	6,986
Other current assets	561	957
Total current assets	17,825	12,630

Operating lease right-of-use assets, net	8,418	8,521
Property and equipment, net	6,991	6,090
Other long term assets	15	15
Goodwill	335	335
Total assets	$33,584	$27,591

Accounts payable and accrued liabilities	$5,769	$4,125
Current portion of operating lease liabilities	1,014	818
Other current liabilities	15	—
Deferred revenue	8,701	6,256
Total current liabilities	15,499	11,199

Non-current operating lease liabilities	8,618	8,783
Other Non-current Liability	231	181
Total liabilities	24,348	20,163

Stockholders’ equity	9,236	7,428
Total liabilities and stockholders’ equity	$33,584	$27,591

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended January 31,
	2022	2021
Cash flows from operating activities:
Net income	$892	$1,035
Adjustments to reconcile net income to net cash provided by operations:
Stock-based compensation expense	724	437
Operating lease right-of use assets	535	226
Depreciation and amortization expense	1,059	881
Gain on termination of operating lease	—	(75)
Net gain on disposal of equipment	(4)	—
Allowance for doubtful accounts	117	49
Changes in operating assets and liabilities	2,378	(2,254)
Net cash provided by operating activities	5,701	299

Cash flows from investing activities:
Purchases of property and equipment	(1,878)	(2,427)
Refund of security deposit	—	92
Net cash used in investing activities:	(1,878)	(2,335)

Cash flows from financing activities:
Proceeds from the exercise of stock options	191	1,296
Finance lease payments	—	(173)
Net cash provided by financing activities:	191	1,123

Net increase (decrease) in cash	4,014	(913)
Cash at beginning of period	4,687	8,342
Cash at the end of period	$8,701	$7,429

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	205	3,872
Equipment acquired in accounts payable	79	—